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                                                                      EXHIBIT 23



                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in Registration Statement Nos. 33-41274, 33-25754 (the Prospectus which also relates to Registration Statement No. 2-65961), 33-25755 (the Prospectus which also relates to Registration Statement No. 2-91262) and 33-22923 (the Prospectus which also relates to Registration Statement Nos. 2-62814 and 2-58185) on the related Forms S-8 filed by Grow Group, Inc. on June 18, 1991, November 23, 1988, November 23, 1988 and July 11, 1988, respectively, of our report on the consolidated financial statements and schedules of Grow Group, Inc. for the year ended June 30, 1994.



                                            ERNST & YOUNG LLP



New York, New York
September 23, 1994